Exhibit 99.(10)(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-43022 of the portfolios of Titanium Annuity Variable Account on Form N-4 of our report dated April 29, 2004, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 29, 2004, relating to the financial statements of Titanium Annuity Variable Account, both contained in the Statement of Additional Information which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dallas, Texas

April 30, 2004